U.S. Offer to Purchase for Cash

All Outstanding Class B Shares (ISIN: ARENOR010020), including Class B Shares represented by American Depositary Shares (CUSIP: 29244A102), held by U.S. Persons of

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR)

by

EMPRESA DE ENERGÍA DEL CONO SUR S.A.

SOUTH AMERICAN ENERGY LLP

Pursuant to the U.S. Offer to Purchase dated November 12, 2021

THIS U.S. OFFER CAN BE ACCEPTED BY U.S. HOLDERS OF CLASS B SHARES BY 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 13, 2021, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

November 12, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed is an offer to purchase, dated November 12, 2021, (the “U.S. Offer to Purchase”) and the Form of Acceptance, Form of Withdrawal and other related documents in connection with the tender offer by Empresa de Energía del Cono Sur S.A. (“Edelcos” or the “Bidder”), and South American Energy LLP (“SAE” and, together with Edelcos, the “Bidders”) to purchase any and all outstanding Class B common shares, par value Ps. 1.00 per share (the “Class B Shares”), held by U.S. Persons (as defined below), including outstanding Class B Shares represented by American Depositary Shares (each representing rights to 20 Class B Shares) (the “ADSs” and, together with the Class B Shares, the “Securities”), of Empresa Distribuidora y Comercializadora Norte S.A. (“Edenor”), a corporation (sociedad anónima) organized under the laws of Argentina, other than those held by the Bidders or their affiliates, , in cash at a price of Ps. 29.34 per Class B Share (the "Offer Price”), without interest thereon, less (i) the stock exchange and settlement fees described herein, (ii) any applicable brokerage fees or commissions, (iii) any applicable Distributions, and (iv) any applicable withholding taxes, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and the related documents. The U.S. Offer is being made in conjunction and simultaneously with an offer by Edelcos in Argentina for all outstanding Class B Shares and Class C common shares, par value Ps. 1.00 per share (the “Class C Shares,” and together with the Class B Shares, the “Shares”) of Edenor, which represent 0.2% of Edenor’s outstanding capital stock and are held in Argentina pursuant to Edenor’s Employee Stock Participation Program (the “Argentine Offer” and, together with the U.S. Offer, the “Offers”).

All terms not otherwise defined herein have the meaning set forth in the U.S. Offer to Purchase.

The U.S. Offer is not conditioned on any minimum number of Securities being tendered. However, the U.S. Offer is subject to certain Conditions. See "THE U.S. OFFER—Section 13. Conditions of the U.S. Offer" in the U.S. Offer to Purchase.

ADSs cannot be tendered by means of the enclosed U.S. Form of Acceptance without the holder first becoming a direct holder of Class B Shares by surrendering their ADSs to the ADR Depositary for cancellation and taking delivery of the Class B Shares represented thereby into a cuente comitiente (client account) in Argentina. The Bidders will be responsible for paying any cancellation fees charged by the Depositary in connection with ADSs surrendered for cancellation, provided that the underlying Class B Shares are credited to a Caja de Valores account of the Argentine Receiving Agent. Once a holder of ADSs surrenders such ADSs to the Depositary for cancellation and has taken delivery of the Class B Shares such holder may tender into the U.S. Offer pursuant to the enclosed Form of Acceptance. Instructions for cancelling ADSs, withdrawing the underlying Class B Shares and tendering into the U.S. Offer can be obtained from the U.S. Information Agent at Toll-Free (866) 356-7813 (Toll Free), and banks and brokers at (212) 269-5550.

For your information, and for forwarding to those clients for which you hold Class B Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The U.S. Offer to Purchase;

2.	A printed form of letter that may be sent to clients for whose account you hold Class B Shares registered in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the U.S. Offer;

3.	The Form of Acceptance to be used by holders of Class B Shares in accepting the U.S. Offer; and

4.	The Form of Withdrawal.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

Please note the following:

1.       Any U.S. Person desiring to accept the U.S. Offer in respect of all or any portion of the held Class B Shares, should complete Boxes 1 and 3 and, if appropriate, Box 4 and sign Box 2 of the U.S. Form of Acceptance in accordance with the instructions printed thereon. An accepting holder of Class B Shares should then submit the U.S. Form of Acceptance to the U.S. Receiving Agent by hand delivery at the address shown on the back cover of the U.S. Offer to Purchase during normal business hours no later than the Expiration Time on the Expiration Date. See "THE U.S. OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of Class B Shares" in the U.S. Offer to Purchase.

2.       After purchase by Edelcos of the Class B Shares tendered in compliance with the procedure set forth in the U.S. Offer to Purchase, through the Custodian and receipt by the Argentine Receiving Agent of payment of the consideration for those Class B Shares, the Argentine Receiving Agent will pay to the applicable holders of Class B Shares the Offer Price, settled in pesos, in cash, without interest thereon, net of (i) the stock exchange and settlement fees described herein, (ii) any applicable brokerage fees or commissions, (iii) any applicable Distributions (as defined below), and (iv) any applicable withholding taxes, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase. (See "THE TENDER OFFER—Section 11. Fees and Expenses" and "THE TENDER OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences" in the U.S. Offer to Purchase). Payment for Class B Shares will be made by deposit of the Offer Price, without interest thereon, net of (i) the stock exchange and settlement fees described herein, (ii) any applicable brokerage fees or commissions, (iii) any applicable Distributions (as defined below), and (iv) any applicable withholding taxes, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, in pesos with the Argentine Receiving Agent and subsequent payment to tendering holders through the Argentine Receiving Agent by a check to be mailed to the address indicated.

The Bidders will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Class B Shares pursuant to the U.S. Offer other than those fees and commissions described in "THE U.S. OFFER—Section 11. Fees and Expenses" in the U.S. Offer to Purchase. In addition, the Bidders will not pay any transfer taxes payable on the transfer of Class B Shares to them. The Bidders will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the U.S. Offer and requests for copies of the enclosed materials should be addressed to the U.S. Information Agent for the U.S. Offer, at the addresses and telephone numbers set forth on the back cover page of the U.S. Offer to Purchase.

Very truly yours,

Empresa de Energía del Cono Sur S.A.

South American Energy LLP.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU, OR ANY OTHER, PERSON THE AGENT OF THE BIDDERS, EDENOR, THE U.S. RECEIVING AGENT, THE ARGENTINE RECEIVING AGENT, THE U.S. INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU, OR ANY OTHER PERSON, TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER, OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.